Aflac Incorporated 2024 Form 10-K
EXHIBIT 19

Certain identified information has been omitted from this document because it is not material and is treated as private, and has been marked with “[***]” to indicate where omissions have been made.

AFLAC INCORPORATED’S
INSIDER TRADING POLICY AND COMPLIANCE PROCEDURES

INSIDER TRADING POLICY

It is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or other entity. The Securities and Exchange Commission (“SEC”) and the U. S. Department of Justice actively enforce insider trading laws, including actions against companies and possibly other “controlling persons” for violations by company personnel.

The Company has adopted the Code of Business Conduct and Ethics (the “Code”), which addresses “Avoiding Insider Trading” and “Complying with our Anti-hedging Policy,” to ensure compliance with the law and avoid even the appearance of improper conduct on the part of anyone employed by, serving as a Board member of, or associated with the Company. We have worked diligently over the years to establish our reputation for integrity and ethical conduct. We cannot afford to have it damaged.

It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.

Applicability

In addition to the Code, this Insider Trading Policy (this “Policy”) applies to Aflac Incorporated and its direct or indirect subsidiaries (the “Company”) and all of the Company’s Board members, officers, directors and certain designated employees who have access to material nonpublic information about the Company (each is a “Covered Person”). The Company will notify you if you are a non-officer employee to whom this Policy applies.

This Policy applies to all transactions in securities, including common stock, incentive stock option awards and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company (“Company Securities”). Transactions subject to this Policy also include gifts of Company securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. See the sections entitled “Special Transactions” and “Prohibited Transactions” for further discussion of certain types of securities and transactions.

This Policy also applies to a Covered Person’s spouse, minor children, adult family members sharing the same household (including in-law and adoptive relationships) (“Immediate Family”), other persons living in the Covered Person’s household and any other person or entity over whom the Covered Person exercises substantial influence or control over his, her or its securities trading decisions.

“Section 16 Officer” means an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, and includes the president, the principal financial officer, the principal accounting officer, any vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policymaking function, or any other person who performs similar policymaking functions for the Company.

If any Covered Person has material non-public information relating to the Company, neither that Covered Person nor any members of the Covered Person’s Immediate Family may buy or sell Company Securities, unless such trade is made pursuant to a properly qualified, previously adopted and approved Rule 10b5-1 trading plan. Additionally, any Covered Person shall not engage in any other action to take advantage of, or pass on to others, such material non-public information.

Furthermore, if any Covered Person learns of material non-public information about another company with which the Company does business, such as a supplier, customer or joint venture partner, or learns that the Company is planning a major transaction with another company (such as an acquisition), the Covered Person, such Covered Person’s Immediate Family, other persons living in the Covered Person’s household and any other person or entity over whom the Covered Person exercises substantial influence or control must not trade in the securities of the other company until such information is deemed public in accordance with this Policy (see “When Information is Public”).

Material Information. Material information is any information that an investor would consider important in a decision to buy, hold or sell stock. In short, it includes any information that could reasonably affect the price of the Company’s stock.

Material information can include, but is not limited to: information about common stock dividends and regulatory dividends; earnings results and key metrics (e.g., new annualized premium sales, operating earnings, operating return on equity, free cash flow, solvency margin ratio, risk-based capital ratio); forecasts about future earnings, sales or other measures, or progress towards earlier forecasts; mergers, acquisitions, tender offers, joint ventures or divestitures; nonpublic financings; new products, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract or key partner); changes in senior management or changes in control; changes in executive compensation policy; changes in auditors, or auditor notification that the issuer may no longer rely on an audit report; events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, or public or private sales of additional securities); bankruptcies or receiverships; a significant cybersecurity incident, data breach or of information technology systems event; comments about future business plans or performance; and significant litigation, regulatory action, or potential litigation or regulatory action. Positive or negative information may be material.

If you are unsure whether information is material, you should consult the Compliance Officer before trading in securities to which that information relates or disclosing such information (other than to persons who need to know).

When Information is Public. It is also improper for a Covered Person to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because our shareholders and the investing public should be afforded the time to receive the information and act upon it, as a rule a Covered Person should not engage in any transaction until after one full trading day following the information has been reported on the Dow Jones wire (or disclosed in a Company filing with the SEC) and the transaction has been pre-cleared by the Compliance Officer (or the Compliance Officer’s designee(s)) as described herein.

Special Transactions. The trading restrictions in this Policy do not apply in the case of the following transactions, except as specifically noted:

    (a). AFL Stock Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the stock plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment in the plan. The trading restrictions also do not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. The trading restrictions do apply, however, to an election to participate in the plan for any enrollment period, changes in payroll contributions and to sales of Company stock purchased under the plan.

    (b). 401(k) Plan and Employee Defined Compensation Plan. The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan or Employee Defined Compensation Plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. The trading restrictions do apply, however, to elections made under the 401(k) plan or Employee Defined Compensation Plan to (a) increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against a plan account if the loan will result in a liquidation of some or all of a Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

    (c). Restricted Stock Awards. The trading restrictions in this Policy do not apply to the vesting of restricted stock or withholding of stock that occurs in connection with the vesting of any restricted stock. The trading restrictions do apply, however, to any market sale of restricted stock following the vesting thereof.

    (d). Stock Options. The trading restrictions in this Policy do not apply to exercises of: (i) stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise or where cash is paid to exercise the option) or (ii) a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Company common stock received upon the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.1

COMPLIANCE PROCEDURES

To ensure compliance with this Policy, to help prevent any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information, we have implemented the following:

1. Mandatory Pre-clearance of Securities Transactions
(a). No Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company Security at any time without first obtaining prior approval from the Compliance Officer (or the Compliance Officer’s designee(s)). Such transactions include, but are not limited to the transactions described above in the Special Transaction section to which this Policy applies, a gift, a loan or pledge, the establishment of a margin account using Company Securities, a contribution to a trust, or any other transfer involving Company Securities. These procedures apply to transactions by a Covered Person’s Immediate Family, other persons living in such Covered Person’s household and to transactions by entities over which such Covered Person exercises substantial influence or control. These procedures also apply to a person who is a former Aflac Incorporated Board member and/or former Section 16 Officer (and to such person's Immediate Family, other persons living in such person’s household and entities over which such person exercises substantial influence or control) for a period of six (6) months after such person ceases to be an Aflac Incorporated Board member and/or Section 16 Officer.
(b). The Compliance Officer (or the Compliance Officer’s designee(s)) shall record the date each request is received and the date each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of the trading window.
(c). 10b5-1 Plans. Unless approved by the Compensation Committee of Aflac Incorporated’s Board of Directors, Covered Persons, other than the Company, may not enter into any transactions using Company Securities under a written plan, contract, instruction, or arrangement under Rule 10b5-1;

2. Trading Window

Subject to the mandatory pre-clearance requirements of this Policy, Covered Persons are permitted to trade in the Company Securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period (i) beginning one full trading day following the date the Company's financial results are publicly disclosed and (ii) ending on the last business day of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material non-public information should not trade in the Company Securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period is imposed and will re-open the trading window once the special blackout period has ended.

3. Prohibited Transactions

(a). Covered Persons, including Immediate Family and entities over which such Covered Person exercises substantial influence or control, are prohibited from trading in the Company Securities during a blackout period and during any time such Covered Person is in possession of material non-public information relating to the Company.

(b). Covered Persons, including Immediate Family and entities over which such Covered Person exercises substantial influence or control, are prohibited from engaging in the following transactions in the Company Securities:

(i) Short-term trading. Covered Persons who are Aflac Incorporated Board members and/or Section 16 Officers are strongly discouraged from purchasing and selling, or selling and purchasing Company Securities of the same class on the open market within a period of less than six months. Section 16 Officers are liable for any “short-swing profits” resulting from any combination of purchase and sale or sale and purchase of Company Securities on the open market within a period of less than six months. Aflac Incorporated or any shareholder suing may recover any profit realized by a Section 16 Officer from a transaction within the six months period;
(ii) Short sales. May not sell the Company Securities short;
(iii) Options trading. May not buy or sell puts or calls or other derivative securities on the Company Securities; and
(iv) Hedging. May not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Company Securities.

4. Margin Accounts and Pledging of Company Securities

Any Covered Person who is a Section 16 Officer or a Board member is prohibited from the pledging of Company Securities.

If a Covered Person other than a Section 16 Officer or a Board member has pledged (or considers pledging) Company Securities as collateral for a margin account or other loan, please bear in mind that the “insider trading” provisions of the federal securities laws may apply both at the time a pledge of shares is made and at the time of any sale of shares pursuant to foreclosure on a pledge.

As a Covered Person, you may from time to time possess material, non-public information regarding the Company. The law requires that a person in possession of such information refrain from buying or selling any Company Securities. You should also be aware that pledging Company Securities in support of a margin account or other loan while in possession of such information is also generally believed to violate the law. Further, if your broker or another creditor forecloses on your pledge and sells Company Securities, that sale could be attributed to you, even if your broker does not give you advance notice, and you may be found to have violated the law even if the broker did not notify you of the sale in advance.

A Covered Person must take all necessary steps to ensure that Company Securities are not sold in violation of this Policy.
5. Compliance Officer
The Company has appointed the Assistant Corporate Secretary as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)assisting with implementation of this Policy;

(ii)circulating this Policy to Covered Persons and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth under this Policy; and

(iv)annually obtaining an Acknowledgement (in the form attached to this Policy) from each Covered Person, acknowledging his or her understanding of, and intent to comply with, this Policy.

Transactions by Family Members. Covered Persons under this Policy are expected to be responsible for the compliance with this Policy by their Immediate Family and members of their household and the entities over which such Covered Persons exercise substantial influence or control.

Tipping Information to Others. In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of this Policy to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who trade. This applies regardless of whether the “tippee” is related to the insider or is an entity. Penalties under the federal securities laws apply whether or not a Covered Person derives a benefit from the tippee’s actions.

The Consequences

    The consequences of insider trading violations can be staggering:

     For individuals who trade on inside information (or tip information to others):

        * A civil penalty of up to three times the profit gained or loss avoided;
        * A criminal penalty (no matter how small the profit) of up to $5 million; and
        * A jail term of up to twenty years.

     For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

        * A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of a violation by company personnel; and
        * A criminal penalty of up to $5 million (for individuals) or $25 million (for entities).

For Covered Persons who are Section 16 Officers, any late or delinquent Form 4 filings are required to be reported in our proxy statement in a separate captioned section, naming names.

Company-imposed Penalties

Moreover, if someone violates our insider trading policy, Company-imposed sanctions, including dismissal for cause, could result from failure to comply with this Policy. Any of the above consequences, even a SEC investigation that does not result in prosecution, can tarnish one’s reputation and damage a career.

Company Assistance

For pre-clearance or any question about this Policy or Compliance Procedures contact the Compliance Officer at [***] or Shareholder Services at 800.227.4756 or 706.596.3581. The Company requires a Covered Person to consult with the Compliance Officer (or the Compliance Officer’s designee(s)) prior to any transaction subject to this Policy as even unintentional violations of this Policy Statement and federal securities laws may have serious consequences.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Remember, however, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with you, the Covered Person.